Exhibit 99.1

MEDCATH CONTACTS:
O. Edwin French	Art Parker
President & Chief Executive Officer	Interim Chief Financial Officer
(704) 708-6600	(704) 708-6600
MedCath Announces Plans to Expand Bakersfield Heart Hospital
     CHARLOTTE, N.C., June 16, 2008 – MedCath Corporation (Nasdaq: MDTH), a healthcare provider focused on high acuity healthcare services, predominately the diagnosis and treatment of cardiovascular disease, and its physician partners today announced their plans to expand Bakersfield Heart Hospital located in Bakersfield, California.
     The expansion, which is subject to the approval of California’s Office of Statewide Health Planning and Development (“OSHPD”), will include the addition of 72 inpatient beds to the hospital’s existing 47 inpatient beds and expansion of the hospital’s emergency department by 16 beds. The expansion will allow Bakersfield Heart Hospital to expand its current services, which include cardiac, vascular, GI (gastrointestinal), general surgery and internal medicine. In addition, upon completion of the expansion Bakersfield Heart Hospital anticipates providing new surgical services in joint replacement, gynecological, ENT and bariatric. Project cost is anticipated to total between $50 million and $60 million, of which $2.5 million to $3.0 million represents cost associated with the completion of architecture and engineering work that is included in the OSHPD application.
     “Through this expansion, we and our physician partners will be able to add to our successful, diversified hospital with a strong heart emphasis and maintain our commitment to providing the healthcare needs of the high-growth Bakersfield community”, said O. Edwin French, MedCath’s President and Chief Executive Officer. “The diversification of services is an important part of MedCath’s strategy to expand our service offering in certain of our communities. Bakersfield Heart Hospital is a pre-eminent heart facility that already derives approximately 40% of its admissions from diversified lines.”
     MedCath anticipates submitting its application to OSHPD within 6 months, and believes that construction will take approximately two years following OSHPD approval.

Based on this, MedCath anticipates that the hospital’s expansion will be completed in late fiscal 2012.
     MedCath Corporation, headquartered in Charlotte, N.C., is a healthcare provider focused on high acuity services with the diagnosis and treatment of cardiovascular disease being a primary service offering. MedCath owns an interest in and operates nine hospitals with a total of 616 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, South Dakota, and Texas. MedCath is in the process of developing its tenth hospital, which is anticipated to open in fall 2009, in Kingman, Ariz. In addition, MedCath and its subsidiary MedCath Partners provide services in diagnostic and therapeutic facilities in various states.
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     Parts of this announcement contain forward-looking statements that involve risks and uncertainties. Although management believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic, regulatory and competitive uncertainties and contingencies that are difficult or impossible to predict accurately and are beyond our control. Actual results could differ materially from those projected in these forward-looking statements. We do not assume any obligation to update these statements in a news release or otherwise should material facts or circumstances change in ways that would affect their accuracy.
     These various risks and uncertainties are described in detail in “Risk Factors” in MedCath’s Form 10-K filed with the Securities and Exchange Commission on December 14, 2007, a copy of which is available on the internet site of the Securities and Exchange Commission at http://www.sec.gov.